www.TractorSupply.com

TRACTOR SUPPLY COMPANY TO WEBCAST
2018 INVESTMENT COMMUNITY MEETING

Brentwood, TN, February 13, 2018 - Tractor Supply Company (NASDAQ: TSCO), the largest rural lifestyle retail store chain in the United States, will host its 2018 Investment Community Day on Tuesday, February 20, 2018. The event will include presentations from executive management with updates on key initiatives to support the Company's long-term strategic plans. Presenters include Greg Sandfort, Chief Executive Officer; Steve Barbarick, President and Chief Merchandising Officer; Kurt Barton, Chief Financial Officer; and Rob Mills, Chief Information Officer and Strategist.

The management presentations will begin at 12:00 p.m. ET and will be available through a live webcast at IR.TractorSupply.com. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the webcast.

A replay of the webcast will be available at IR.TractorSupply.com shortly after the conference call concludes.

About Tractor Supply Company
Founded in 1938, Tractor Supply Company is the largest rural lifestyle retail store chain in the United States. Tractor Supply stores are focused on supplying the lifestyle needs of recreational farmers and ranchers and others who enjoy the rural lifestyle, as well as tradesmen and small businesses. Stores are located primarily in towns outlying major metropolitan markets and in rural communities. The Company offers the following comprehensive selection of merchandise: (1) equine, livestock, pet and small animal products, including items necessary for their health, care, growth and containment; (2) hardware, truck, towing and tool products; (3) seasonal products, including heating, lawn and garden items, power equipment, gifts and toys; (4) work/recreational clothing and footwear; and (5) maintenance products for agricultural and rural use. At December 30, 2017, the Company operated 1,685 Tractor Supply stores in 49 states and an e-commerce website at www.tractorsupply.com.

Tractor Supply Company also owns and operates Petsense, a small-box pet specialty supply retailer focused on meeting the needs of pet owners, primarily in small and mid-size communities, and offering a variety of pet products and services. At December 30, 2017, the Company operated 168 Petsense stores in 26 states. For more information on Petsense, visit www.petsense.com.